NR07-18	July 31, 2007

ITH to Begin Trading on the AMEX on August 3, 2007

Vancouver, B.C…… International Tower Hill Mines Ltd. (“ITH” or the “Company”) - (TSXV: ITH, OTCBB: ITHMF, Frankfurt: IW9), is pleased to announce that its common shares are expected to commence trading on the American Stock Exchange (“AMEX”) at 9:30 a.m. EST on Friday, August 3, 2007 under the ticker symbol “THM”.

The Company’s shares will continue to trade on the TSX Venture Exchange and the Frankfurt Stock Exchange.

The listing approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the AMEX, and may be rescinded if the Company is not in compliance with such standards.

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. is a well financed resource exploration company, focused in Alaska and Nevada, which controls a number of exploration projects representing a spectrum of early stage to advanced gold and base metal discoveries.  ITH is committed to building shareholder value through new discoveries while maintaining a majority interest in its holdings, thereby giving its shareholders the maximum value for their investment.

On behalf of
INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
President and Chief Executive Officer

Contact Information:

Quentin Mai, Vice-President - Corporate Communications

E-mail: qmai@ithmines.com

Phone: 1-888-770-7488 (toll free) or (604)683-6332 / Fax: (604) 408-7499

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents of this press release, which has been prepared by management.  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding the anticipated commencement of trading of the Company’s common shares on the AMEX.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, the Company’s inability to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its US disclosure filings at www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.